CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1A, of our report dated August 11, 2011, relating to the audited financial statements of Centor Inc., and to the reference to our Firm under the caption “Interests of Named Experts and Council” appearing in the Prospectus.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Murray, Utah

October 18, 2011